Exhibit 4.7

MAYER, BROWN, ROWE & MAW
190 South La Salle Street Chicago, Illinois 60603-3441
Maureen J. Gorman Direct Dial (312) 701-7209 Direct Fax (312) 706-9120 mgorman@mayerbrownrowe.com	main telephone (312) 782-0600 main fax (312) 701-7711

January 13, 2003

Internal Revenue Service
Attn: Ms. Briske
EP Group 7637: D. Briske
4916 CHI
230 S. Dearborn Street, 17th Floor
Chicago, IL 60604

Re: Sears 401(k) Savings Plan

Dear Ms. Briske:

By letter dated January 21, 2002, Sears Roebuck and Co. applied for a determination letter with respect to the Sears 401(k) Savings Plan. By letter dated November 29, 2002, you have asked for additional materials and requested that Sears make certain additional amendments to the Plan.

Enclosed for your review are the following documents:

1. Board of Directors Resolution adopting the restatement effective December 31, 1996, and Board of Director Consent adopting the restatement effective January 1, 2000. We are searching the archives for the board action adopting the restatement effective January 1, 1998 and will fax it to your attention as soon as possible.

2. Board of Directors Consent adopting the Second Amendment effective August 1, 2001.

3. The Proposed Sixth Amendment to the January 1, 2000, restatement and the Proposed Second Amendment to the January 1, 1998 restatement, each modifying the provisions relating to leased employees, alienation and direct rollovers in accordance with your request.

4. The Fifth Amendment to the January 1, 2000, restatement which amends the Plan to comply with EGTRRA, to comply with the new section 401(a)(9) regulations and to liberalize the rules regarding diversification of Plan investments. This amendment was adopted subsequent to our January 21, 2002 application. Accordingly, please include this amendment as part of our application for review, to the extent that the determination letter process is open to the provisions contained in the amendment.

If you have any questions with regard to the enclosed, please do not hesitate to contact the undersigned.

Sincerely,

Maureen J. Gorman

Encl.

cc: Laurie Ardito

SIXTH AMENDMENT
TO THE
SEARS 401(k) SAVINGS PLAN
(As Amended and Restated effective as of January 1, 2000)

Pursuant to the authority reserved to the Company in subsection 14.1 of the Plan, the Plan is hereby amended in the following respects, effective as of January 1, 2000, except as otherwise indicated below:

1. The following sentence is added at the end of subsection 3.5:

"Leased Employee means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person ('leasing organization') has performed services for the recipient (or for the recipient and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control of the recipient."

2. The following sentence is added at the end of subsection 11.8:

"Notwithstanding any provision of this subsection to the contrary, an offset to a Participant's accrued benefit against an amount that the Participant is ordered or required to pay to the Plan with respect to a judgment, order, or decree issued, or a settlement entered into, on or after August 5, 1997, shall be permitted in accordance with Code Section 401(a)(13)(C) and (D).

3. Subsection 11.11 is hereby revised in its entirety to read as follows:

11.11 Direct Rollovers.

(a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Plan, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). Any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible."

(c) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. Notwithstanding the foregoing, effective with respect to distributions made after December 31, 2001, an 'eligible retirement plan' shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of 'eligible retirement plan' shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code.

(d) Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

(e) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.

SECOND AMENDMENT
TO THE
SEARS 401(k) PROFIT SHARING PLAN
(As Amended and Restated effective as of January 1, 1998)

Pursuant to the authority reserved to the Company in subsection 14.1 of the Plan, the Plan is hereby amended in the following respects, effective as of January 1, 1998, except as otherwise indicated below:

1. The following sentence is added at the end of subsection 3.5:

"Leased Employee means any person (other than an employee of the recipient) who pursuant to an agreement between the recipient and any other person ('leasing organization') has performed services for the recipient (or for the recipient and related persons determined in accordance with Code Section 414(n)(6)) on a substantially full-time basis for a period of at least one year, and such services are performed under the primary direction or control of the recipient."

2. The following sentence is added at the end of subsection 11.8:

"Notwithstanding any provision of this subsection to the contrary, an offset to a Participant's accrued benefit against an amount that the Participant is ordered or required to pay to the Plan with respect to a judgment, order, or decree issued, or a settlement entered into, on or after August 5, 1997, shall be permitted in accordance with Code Section 401(a)(13)(C) and (D).

3. Subsection 11.11 is hereby revised in its entirety to read as follows:

11.11 Direct Rollovers.

(a) Notwithstanding any provision of the Plan to the contrary that would otherwise limit a distributee's election under this Plan, a distributee may elect, at the time and in the manner prescribed by the Plan Administrator, to have any portion of an eligible rollover distribution paid directly to an eligible retirement plan specified by the distributee in a direct rollover.

(b) Eligible rollover distribution: An eligible rollover distribution is any distribution of all or any portion of the balance to the credit of the distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) of the distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period of ten years or more; any distribution to the extent such distribution is required under section 401(a)(9) of the Code; and the portion of any distribution that is not includible in gross income (determined without regard to the exclusion for net unrealized appreciation with respect to employer securities). Effective January 1, 1999, any amount that is distributed on account of hardship shall not be an eligible rollover distribution and the distributee may not elect to have any portion of such a distribution paid directly to an eligible retirement plan. A portion of a distribution shall not fail to be an eligible rollover distribution merely because the portion consists of after-tax employee contributions which are not includible in gross income. However, such portion may be transferred only to an individual retirement account or annuity described in section 408(a) or (b) of the Code, or to a qualified defined contribution plan described in section 401(a) or 403(a) of the Code that agrees to separately account for amounts so transferred, including separately accounting for the portion of such distribution which is includible in gross income and the portion of such distribution which is not so includible."

(c) Eligible retirement plan: An eligible retirement plan is an individual retirement account described in section 408(a) of the Code, an individual retirement annuity described in section 408(b) of the Code, an annuity plan described in section 403(a) of the Code, or a qualified trust described in section 401(a) of the Code, that accepts the distributee's eligible rollover distribution. However, in the case of an eligible rollover distribution to the surviving spouse, an eligible retirement plan is an individual retirement account or individual retirement annuity. Notwithstanding the foregoing, effective with respect to distributions made after December 31, 2001, an 'eligible retirement plan' shall also mean an annuity contract described in section 403(b) of the Code and an eligible plan under section 457(b) of the Code which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state and which agrees to separately account for amounts transferred into such plan from this Plan. The definition of 'eligible retirement plan' shall also apply in the case of a distribution to a surviving spouse, or to a spouse or former spouse who is the alternate payee under a qualified domestic relation order, as defined in section 414(p) of the Code.

(d) Distributee: A distributee includes an employee or former employee. In addition, the employee's or former employee's surviving spouse and the employee's or former employee's spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in section 414(p) of the Code, are distributees with regard to the interest of the spouse or former spouse.

(e) Direct rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.